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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BellSouth Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BELLSOUTH

Proxy Statement

Notice of 2003 Annual Meeting

>> BellSouth.
Listening. Answering.℠

NOTICE OF BELLSOUTH'S 2003 ANNUAL MEETING OF SHAREHOLDERS

When is the meeting?	9:00 a.m. eastern time, Monday, April 28, 2003
Where is the meeting held?	Cobb Galleria Centre Ballroom 2 Galleria Parkway Atlanta, Georgia 30339
What are the items of business?	1) Elect five directors.
2) Ratify the appointment of PricewaterhouseCoopers LLP as BellSouth's independent accountant for the year 2003.
3) Vote on a shareholder proposal requesting stock options to be indexed to the performance of an industry peer group.
4) Transact such other business as may properly come before the meeting, and any adjournment or postponement.
Who can vote?
You can vote if you were a shareholder of record on March 10, 2003. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.
How can I vote?	Your vote is important. Please vote in one of these ways:
1) Internet — visit the website listed on your proxy card;
2) Telephone — use the toll-free telephone number shown on the proxy card;
3) Mail — mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or,
4) In person — submit a ballot at the Annual Meeting of Shareholders on April 28, 2003.

March 12, 2003

Dear Shareholder:

It is my pleasure to invite you to attend the 2003 Annual Meeting of BellSouth Shareholders. The meeting will be held Monday, April 28th in Atlanta, Georgia. We will begin promptly at 9:00 a.m. eastern time with discussion and voting on the matters described in this Proxy Statement, followed by my report on BellSouth's operations and financial performance. If you are unable to attend, you can listen to the Annual Meeting live over the Internet. You can access the audio portion of the meeting by going to our website at www.bellsouth.com/investor. Additionally, we will maintain copies of the slides and audio from my report on the website for your reference after the meeting.

You may notice that this year's Proxy Statement has fewer pages. That is because we have moved the financial statements and review of operations from the Proxy Statement into the Annual Report to Shareholders. We believe this change makes the Annual Report a more complete document that enables our shareholders and other users of the Annual Report to access extensive information about BellSouth in one publication. If you did not receive a copy of this year's Annual Report or would like additional copies, you can obtain them from our website, www.bellsouth.com/investor, or you can call 1-800-969-2372 and request that copies be mailed to you.

The Proxy Statement continues to be a critical element of BellSouth's corporate governance process. Its purpose is to answer your questions and give you important information regarding BellSouth's Board of Directors and senior management. It includes discussion regarding proposals that require your vote, and it contains information describing BellSouth's corporate governance practices.

I am proud to be able to say that BellSouth has a long history of adhering to sound corporate governance practices, making us a leader in this area. We commit to you that our management team and Board will continue to conduct the affairs of this corporation in accordance with the highest standards of corporate governance and disclosure. If you would like more information regarding our governance practices, I encourage you to visit our website at www.bellsouth.com/corporate_governance.

On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in BellSouth. We look forward to seeing you at the 2003 Annual Meeting.

Sincerely,

Duane Ackerman
Chairman of the Board and Chief Executive Officer

PROXY STATEMENT

BellSouth Answers Your Voting and Annual Meeting Questions

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2003 Annual Meeting of BellSouth Shareholders, or any adjournment of that meeting. Additionally, it contains certain information that BellSouth is required by the Securities and Exchange Commission to provide annually to shareholders. The BellSouth Board of Directors is soliciting proxies to be used at the 2003 Annual Meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated a Directors' Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies. The Directors' Proxy Committee members are Mr. Armando M. Codina, Mr. Joseph M. Magliochetti and Mr. Leo F. Mullin.

The Proxy Statement and the accompanying proxy card are being mailed to BellSouth shareholders beginning March 12, 2003.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a shareholder of record of BellSouth stock as of the close of business on March 10, 2003. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

How can I vote?

You can vote in person by completing a ballot at the Annual Meeting, or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. You may vote by proxy using the Internet, by telephone or by mail as discussed below.

How do I vote by proxy?

Vote By Internet:

You can vote your shares using the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available twenty-four hours a day, seven days a week until 11:00 p.m. eastern time on April 27, 2003. You will be asked to enter the control number designed to authenticate you as the shareholder. The control number is found on your proxy card. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Telephone:

You can also vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. You must have a touch-tone phone to use this option. Telephone voting is available twenty-four hours a day, seven days a week until 11:00 p.m. eastern time on April 27, 2003. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. As with Internet voting discussed above, our telephone voting procedures are designed to authenticate you as the shareholder by using individual control numbers. When prompted, enter the control number shown on your proxy card. You can also consent during the voting process to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee in favor of the election of all of the director nominees and in accordance with the directors' recommendations on the other proposals listed on the proxy card.

If you hold your shares through a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the instructions on your proxy card carefully.

Can I assign my proxy to someone else?

If you want to assign your proxy to someone other than the Directors' Proxy Committee, you should cross out the names of the Committee members appearing on the proxy card and insert the name(s) of up to three other people. The person you have assigned to represent you must present your signed proxy card and a completed ballot at the meeting to vote your shares.

Can I change my mind after I vote?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) voting again on the Internet or by telephone prior to the meeting, (b) signing another proxy card with a later date and returning it to us prior to the meeting, or (c) attending the meeting in person and casting a ballot.

How will a proposal or other matter that was not included in the Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. The Directors' Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. In addition, shares represented by proxy cards that are marked to deny discretionary authority to the Directors' Proxy Committee on other matters considered at the meeting will not be counted in determining the number of votes cast with respect to those matters. At the time this Proxy Statement went to press, the Company did not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

Forty percent of the voting power of the outstanding shares of BellSouth common stock must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting of BellSouth Shareholders. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. On February 1, 2003, there were 1,898,431,036 shares of BellSouth common stock outstanding. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes.

How many votes are required to elect the director nominees?

Directors are elected by a plurality of the votes, which means the five nominees who receive the highest number of properly executed votes will be elected as directors. Each share of BellSouth stock is entitled to one vote for each of five director nominees. Shares that are represented by proxies that are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

How many votes are required to approve the other matters to be voted on?

The affirmative vote of a majority of the shares present (in person or by proxy and entitled to vote at the Annual Meeting) is needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountant for the year 2003, and to approve any shareholder proposals. Any other matters properly considered at the meeting will be determined by a majority of the votes cast.

How many votes am I entitled to per share?

Each share of BellSouth stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxies.

What is the difference between a registered shareholder and a beneficial shareholder?

If your BellSouth shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered a "registered shareholder" with respect to those shares. If this is the case, the proxy materials have been sent or provided directly to you by BellSouth.

If your BellSouth shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held for you in street name. If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or nominee, which is considered the shareholder of record with respect to these shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form/card included in the proxy materials, or by voting via telephone or Internet. Follow the voting instructions provided in your proxy materials.

What does it mean if I receive more than one BellSouth proxy card?

This means that you have multiple accounts holding BellSouth shares with brokers and/or our transfer agent. Please vote all of your shares by voting each proxy card. Additionally, to avoid receiving multiple sets of material in the future, we recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. If you are a beneficial owner, please call your broker for instructions. If you are a registered shareholder, contact our transfer agent, Mellon Investor Services, at 1-800-631-6001 for instructions regarding how to consolidate multiple accounts.

If I am a beneficial owner, how are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the New York Stock Exchange rules in effect at the time of this Proxy Statement, to vote shares on certain "routine" matters for which their customers do not provide voting instructions. The election of directors and the ratification of PricewaterhouseCoopers LLP as independent accountant of the Company are considered routine matters. The shareholder proposal in this year's Proxy Statement is not considered "routine" under the applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

How are my employee plan shares voted?

For BellSouth Employees:    If you are a registered shareholder and /or own stock in one or more of the following employee payroll-based plans and the accounts are registered in the same name, you will receive one proxy card which will serve as voting instructions to the Directors' Proxy Committee, if applicable, and also to the trustees of those plans.

  BellSouth Employee Stock Investment Plan (ESIP)
  BellSouth Employee Stock Purchase Plan (ESPP)
  BellSouth Savings and Security Plan (SSP)
  BellSouth Retirement Savings Plan (BRSP)

The trustee will vote plan shares in the SSP and the BRSP represented by proxy cards that are not signed and returned (or otherwise voted) in the same proportion as shares are voted for each plan. Shares in the ESIP and ESPP are not voted unless the card is signed and returned (or otherwise voted).

For Cingular Wireless Employees:    If you own BellSouth shares through the Cingular Wireless 401(k) Savings Plan, and you are also a registered BellSouth shareholder with your account in the same name, you will receive one proxy card which will serve as voting instructions to the Directors' Proxy Committee, if applicable, and also to the trustee of that plan.

What happens if I abstain from voting?

If you abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that you will need to show that you are a BellSouth shareholder to be admitted to the meeting. If your shares are registered in your name, your admission card is attached to your proxy card. Bring the admission card with you to the meeting. If you are a BellSouth employee and received your proxy materials via e-mail, bring a copy of the e-mail or your account statement with you. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent account statement. If you do not have an admission card or proof that you own BellSouth stock, you may not be admitted to the meeting.

Attendance at the Annual Meeting is limited to BellSouth shareholders, members of their immediate family, or their named representative. BellSouth reserves the right to limit the number of representatives who may attend the meeting.

Can I view my Proxy Statement and Annual Report over the Internet instead of receiving them in the mail?

If you are a registered BellSouth shareholder you can consent to view all future proxy statements and annual reports on the Internet instead of receiving them by U.S. mail each year. This choice will save the Company money by reducing printing and postage costs, and is friendlier to our environment. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. Future proxy cards will contain the website access address and other necessary information to view the proxy materials and to submit your vote. Whether you receive your proxy materials in the mail or view them on the Internet, you will continue to have the option to vote on the Internet, by telephone, by mail, or at the Annual Meeting. If you wish to take advantage of this option, you may make this election when voting your proxy. If you vote on the Internet or by telephone, respond to the question when prompted. If you vote by mail, please mark the appropriate box on your proxy card.

If you elect to view the proxy materials on the Internet and then change your mind, you may revoke the election by calling BellSouth Shareholder Services at 1-800-631-6001.

If you hold your BellSouth stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

CORPORATE GOVERNANCE MATTERS

THE BOARD OF DIRECTORS

At the date of this Proxy Statement, the Board of Directors of BellSouth consists of twelve members, eleven of whom are nonemployee directors. The Board is divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of BellSouth shareholders. Five director nominees have been nominated for election at this meeting. See "Matters to be Voted On" described on page 23.

Following is the age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms.

Nominees for election at this meeting to a term expiring in 2006:

J. Hyatt Brown, 65, Chairman of the Board and Chief Executive Officer, Brown & Brown, Inc., an insurance services company. Director of BellSouth Telecommunications, Inc., 1984 - 1994. Director of FPL Group, Inc.; International Speedway Corporation; Rock-Tenn Company; and SunTrust Banks Inc. BellSouth director since 1994.

James P. Kelly, 59, Retired Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc., a global express carrier and package distribution logistics company. Vice Chairman, Executive Vice President and Chief Operating Officer, United Parcel Service of America, Inc., 1996 - 1997; Director of Dana Corporation; Hewitt Associates, Inc.; and United Parcel Service, Inc. BellSouth director since 2000.

Eugene F. Murphy, 67, Retired Vice Chairman of the Board and Executive Officer, General Electric Company, a diversified services, technology and manufacturing company. Vice Chairman of the Board, Executive Officer and Director, General Electric Company, 1997 - 1999. Director of Lockheed Martin Corporation. BellSouth director since 1999.

Robin B. Smith, 63, Chairman of the Board, Publishers Clearing House, a magazine subscription company. Director of Kmart Corp. and two fund clusters administered by Prudential Investment Management. BellSouth director since 1994.

William S. Stavropoulos, 63, Chairman of the Board, President and Chief Executive Officer, The Dow Chemical Company, a chemical manufacturing company. Director of Chemical Financial Corp.; Fidelity Group of Funds; Maersk, Inc.; NCR Corporation and The Dow Chemical Company. BellSouth director since 1997.

Directors whose terms continue until 2004:

James H. Blanchard, 61, Chairman of the Board and Chief Executive Officer, Synovus Financial Corp., a bank holding company. Director of BellSouth Telecommunications, Inc., 1988 - 1994. Director of Synovus Financial Corp. and Total System Services, Inc. BellSouth director since 1994.

Armando M. Codina, 56, Chairman of the Board and Chief Executive Officer, Codina Group Inc., a real estate development company. Director of BellSouth Telecommunications, Inc., 1989 - 1992. Director of AMR Corporation; FPL Group, Inc.; and General Motors Corporation. BellSouth director since 1992.

Joseph M. Magliochetti, 60, Chairman of the Board, President and Chief Executive Officer, Dana Corporation, a supplier of motor vehicular components and systems. Chief Operating Officer, Dana Corporation, 1997 - 1999. Director of CIGNA Corporation and Dana Corporation. BellSouth director since 2000.

Leo F. Mullin, 60, Chairman of the Board and Chief Executive Officer, Delta Air Lines, Inc., an air transportation company. Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, an electric service utility, 1995 - 1997. President and Chief Operating Officer of First Chicago Corporation, a bank holding company, 1993 - 1995. Director of Delta Air Lines, Inc. and Johnson & Johnson. BellSouth director since 1998.

Directors whose terms continue until 2005:

F. Duane Ackerman, 60, Chairman of the Board, President and Chief Executive Officer, BellSouth Corporation. Vice Chairman of the Board, President and Chief Executive Officer, 1996 - 1997; Vice Chairman of the Board and Chief Operating Officer, 1995 -1996. President and Chief Executive Officer, BellSouth Telecommunications, Inc., 1992 - 1994. Director of Allstate Corporation and Wachovia Corporation. BellSouth director since 1993 and from 1989 - 1991.

Reuben V. Anderson, 60, Partner, Phelps Dunbar, LLP, a law firm. Mississippi Supreme Court Justice, 1985 - 1990. Director of Burlington Resources, Inc.; The Kroger Company; Mississippi Chemical Corp.; and Trustmark Corporation. BellSouth director since 1994.

Kathleen F. Feldstein, 62, President, Economics Studies, Inc., a private economics consulting firm. Director of Bank of America Corporation; Ionics, Inc.; and Knight Ridder. BellSouth director since 1998.

CORPORATE GOVERNANCE PHILOSOPHY

Corporate governance encompasses the internal policies and practices by which BellSouth is operated and controlled on behalf of its shareholders. The advantages of sound corporate governance include having a strong Board of Directors that is accountable to the Company and its owners. A good system of corporate governance also helps BellSouth maintain the confidence of investors, which allows the Company to raise capital efficiently.

The business affairs of BellSouth are conducted under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company's Articles of Incorporation and By-laws. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Georgia law, other constituencies, which include the Company's employees, customers, suppliers, and the communities in which it does business. The Board strives to ensure the success and continuity of the Company's business through the election of qualified management. It is also responsible for ensuring that the Company's activities are conducted in a responsible and ethical manner.

BellSouth has a diverse Board that we believe is one of the strongest and most independent in corporate America. BellSouth Chief Executive Officer Duane Ackerman is the only Director who is a BellSouth employee. Our Board includes nine current or retired CEOs, including five from Fortune 200 companies. Distinguished by a depth of experience in a wide variety of challenging industries and professions, the Board has valuable expertise in banking, economics, the law, real estate, insurance and other fields critical to the effective governance and management of a multi-billion dollar enterprise.

Corporate Governance Principles

  •
  The Board adopted BellSouth's corporate governance principles in 2000. They are available on our website at www.bellsouth.com/corporate_governance.

  •
  Committee assignments are based on the skills and expertise of the individual Director and the needs of the business.

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  The Board meets regularly without members of management present.

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  Directors have access to members of the Company's management team.

Board Independence

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  Since BellSouth's incorporation in 1983, a majority of the members of BellSouth's Board have been independent, nonemployee Directors.

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  Eleven of twelve Board members are independent, nonemployee Directors.

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  BellSouth Chief Executive Officer Duane Ackerman is the only Director who is an employee of the Company.

Independent Board Committees

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  Since incorporation, BellSouth has had an Audit Committee and a Compensation Committee composed of independent, nonemployee Directors.

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  The Audit Committee has had a long-standing practice of meeting privately with representatives of the independent accountant, the Chief Corporate Auditor, and other members of management.

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  The Compensation Committee evaluates the Chief Executive Officer's performance, recommends the Chief Executive Officer's compensation to the full Board, and oversees succession planning.

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  The Committee on Directors and Corporate Governance, which was created in 1998, oversees the Company's corporate governance principles, Board member selection and committee assignments, and Board compensation. It also conducts the annual Board performance evaluation.

Disclosure and Certification

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  Since its first quarterly earnings release in 1984, BellSouth has practiced full and timely public disclosure of material information.

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  BellSouth uses Generally Accepted Accounting Principles (GAAP) as the primary method for reporting results in its quarterly earnings releases.

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  In order to provide additional transparency with respect to our financial results, BellSouth provides detailed quarterly and annual financial information on our website at www.bellsouth.com/investor.

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  In 2002, the Chief Executive Officer and Chief Financial Officer began certifying all quarterly and annual financial reports filed with the Securities and Exchange Commission.

Ethics

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  A comprehensive Code of Ethics has been in place since BellSouth incorporated in 1983.

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  A confidential telephone hotline for anonymous reporting of complaints and concerns was established in 1991.

COMMITTEES OF THE BOARD

During 2002, the Board of Directors had five standing committees that assisted the Board in carrying out its duties: the Audit Committee; the Committee on Directors and Corporate Governance; the Executive Nominating, Compensation and Human Resources Committee; the Finance/Strategic Planning Committee; and the Public Policy Committee. Information regarding each of the Board's Committees is shown below:

Audit	Directors and Corporate Governance	Executive Nominating, Compensation and Human Resources	Finance/Strategic Planning	Public Policy	Executive
R. B. Smith, Chair	L. F. Mullin, Chair	J. M. Magliochetti, Chair	A. M. Codina, Chair	K. F. Feldstein, Chair	F. D. Ackerman, Chair
J. H. Blanchard	J. P. Kelly	J. H. Brown	R. V. Anderson	F. D. Ackerman	A. M. Codina
K. F. Feldstein	E. F. Murphy	J. P. Kelly	W. S. Stavropoulos	R. V. Anderson	K. F. Feldstein
E. F. Murphy	R. B. Smith	L. F. Mullin		A. M. Codina	J. M. Magliochetti
	W. S. Stavropoulos				L. F. Mullin
R.B. Smith

Audit Committee

The Audit Committee met eight times in 2002. Its report is shown on page 14. The Committee's charter was amended in 2002. Its primary duties and responsibilities currently include the following:

  •
  Provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and the investment community with respect to its oversight of:

-->	The quality and integrity of the Company's financial statements;
-->	The Company's compliance with legal and regulatory requirements;
-->	The independent accountant's qualifications and independence;
-->	The performance of the Company's internal audit function and its independent accountant; and
-->	The Company's internal controls and risk assessment.
  •
  Reviews with the Chief Corporate Auditor and the independent accountant the completeness of coverage of key business controls and risk areas, including the effective use of audit resources and the scope of the audit plan.

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  Appoints and/or dismisses, approves the compensation of, and provides oversight of the work of the independent accounting firm employed by the Company for the purpose of preparing or issuing the Company's annual audit report or related work.

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  Pre-approves all auditing services and allowable non-audit services provided to the Company by the independent accountant.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance met three times in 2002. Its primary duties and responsibilities include the following:

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  Oversees and evaluates issues of corporate governance, and makes recommendations to the Board regarding governance policies and practices.

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  Recommends to the Board policy regarding rotation of committee members and chairs.

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  Recommends a process for annual assessment of Board performance.

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  Reviews the qualifications of and recommends to the Board nominees for election as members of the Board of Directors.

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  Recommends a corporate philosophy and strategy governing director compensation and provides oversight and monitors the Company's program of director compensation and benefits to ensure consistency with the philosophy and strategy.

Executive Nominating, Compensation and Human Resources Committee

The Executive Nominating, Compensation and Human Resources Committee met six times in 2002. Its Report on Executive Compensation begins on page 16. Its primary duties and responsibilities include the following:

  •
  Reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation. Evaluates the performance of the CEO in light of these criteria, and based on such evaluation, reviews and approves the annual salary, bonus, stock options and other benefits, direct and indirect, of the CEO.

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  Nominates qualified persons as executive officers.

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  Provides oversight of the Company's executive compensation plans, including incentive compensation and equity-based compensation plans.

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  Oversees the Company's executive succession and management development plans.

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  Provides oversight of the Company's qualified employee benefit plans.

Finance/Strategic Planning Committee

The Finance/Strategic Planning Committee met six times in 2002. Its primary duties and responsibilities include the following:

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  Reviews, approves or recommends to the full Board the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

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  Oversees the financial objectives, policies, procedures and activities of the Company.

Public Policy Committee

The Public Policy Committee met three times in 2002. Its primary duties and responsibilities include the following:

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  Oversees and makes recommendations to the Board with respect to political, social, and legal trends and issues that may have an impact on the business operations, financial performance or public image of the Company.

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  Provides oversight of the Company's plans, practices and policies with respect to diversity and inclusion.

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  Provides oversight of the Company's civic, charitable, educational and philanthropic contributions and activities.

Executive Committee

The Executive Committee does not meet on a regular basis, and did not meet in 2002. The Committee meets on call by the Chairman of the Board during the intervals between Board meetings and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors. Its primary duties and responsibilities include the following:

  •
  Exercises interim power and authority delegated to it at any time when any matter requires expeditious action by the Board of Directors or when it would not be practical for the full Board to meet to review or act upon any matter.

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  Performs such other duties as may be directed by the Board of Directors from time to time.

INDEPENDENT DIRECTORS

All of the Company's directors are independent, nonemployee directors except Mr. Ackerman, the Chairman of the Board, President and Chief Executive Officer of BellSouth. Mr. Ackerman does not participate in any action of the Board relating to any executive compensation plan in which he participates.

Reuben V. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 2002, two subsidiaries of BellSouth retained Phelps Dunbar regarding a variety of legal issues. The amount of fees paid to Phelps Dunbar for such services was less than 5% of the firm's gross revenue for the last fiscal year.

James H. Blanchard is Chairman of the Board and Chief Executive Officer of Synovus Financial Corp., whose subsidiary, Creative Financial Group, Ltd., provides financial planning services to employees of the Company under an employee benefit plan on a non-exclusive basis. The amount paid by the Company to Creative Financial Group under the plan was approximately $345,000 in 2002. Creative Financial Group has provided these services to BellSouth employees since 1990. Synovus Financial Corp. acquired Creative Financial Group in 2001. The amount of fees paid to Creative Financial Group for such services was less than 5% of Synovus' gross revenue for the last fiscal year.

BOARD AND COMMITTEE MEETINGS

The Board of Directors held twelve meetings in 2002, of which eight were regularly scheduled and four were specially called conference calls. The average director attendance at the regularly scheduled Board and committee meetings was 98.3%. Average director attendance at all Board and committee meetings held during 2002 was 93%. Mr. Blanchard attended 86% of the regularly scheduled board and committee meetings, and 70% of all Board and committee meetings held during 2002.

AUDIT COMMITTEE REPORT

The Audit Committee of the BellSouth Board of Directors is composed of four independent, nonemployee directors, as required by applicable listing standards of the New York Stock Exchange. No member of the Audit Committee is a current or former officer or employee of the Company.

The Committee has been in existence since the Company was incorporated in 1983 and has operated under a formal, written charter adopted by the Board of Directors since 1995. The Audit Committee has reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002, the proposed rules of the U.S. Securities and Exchange Commission and the proposed new listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities. Although the Audit Committee's existing procedures and responsibilities generally complied with the requirements of these rules and standards, the Board of Directors has adopted amendments to the Committee's charter to voluntarily implement certain of the rules and to make explicit its adherence to others. A copy of the Committee's amended charter is attached to this Proxy Statement as Exhibit A.

During 2002, the Committee met and held separate discussions with the Chief Corporate Auditor, other members of management, and the Company's independent accountant, PricewaterhouseCoopers LLP, regarding current audit activities and the plans for and results of selected internal audits. The Committee reviewed the quarterly financial statements. It reviewed the business control processes and the Company's compliance with laws and regulations. It also reviewed the Company's process for communicating its ethical code of conduct.

Management has responsibility for the Company's system of internal controls and the overall financial reporting process. The independent accountant has responsibility for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report thereon. The Audit Committee has responsibility for monitoring and overseeing the Company's system of internal controls and financial reporting process. However, the members of the Audit Committee are not certified public accountants, professional auditors or professionals in the fields of accounting and auditing.

The Committee approved the appointment of PricewaterhouseCoopers LLP as the Company's independent accountant for the year 2003, subject to shareholder ratification. The Company's independent accountant provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountant that firm's independence. The Audit Committee has determined that the provision of the non-audit services described in "All Other Fees" below is compatible with maintaining PricewaterhouseCoopers LLP's independence.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountant. It has also discussed the certification process with the Chief Executive Officer and Chief Financial Officer. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent accountant matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect. Based on these discussions and reviews, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2002 Report to Shareholders and in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Robin B. Smith (Chair)
James H. Blanchard
Kathleen F. Feldstein
Eugene F. Murphy

Fees Paid to Independent Accountant

Audit Fees

The aggregate fees billed by the Company's independent accountant, PricewaterhouseCoopers LLP, for professional services rendered for the audit of the Company's annual financial statements for the year ending December 31, 2002 and the review of the financial statements included in the Company's Forms 10-Q for that year were $3,471,825.

All Other Fees

The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for 2002, other than the services described above, were as follows:

Audit-related fees	$842,000
Tax fees	211,000
Other fees	4,480,000

Total all other fees	$5,533,000

The majority of "Other fees" relate to consulting work performed by the consulting division of PricewaterhouseCoopers LLP prior to its sale to IBM during 2002. The remaining fees relate to attestation and process review work performed by PricewaterhouseCoopers LLP.

Financial Information Systems Design and Implementation Fees

During 2002, PricewaterhouseCoopers LLP did not provide professional services with regard to financial information systems design and implementation.

EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Nominating, Compensation and Human Resources Committee of the BellSouth Board of Directors is responsible for the oversight and administration of the Company's executive compensation program. The Committee is composed entirely of independent, nonemployee directors and operates pursuant to a written charter.

The Company's executive compensation program is based on a philosophy that the total compensation package must be competitive with comparable companies with whom we compete for talent in order to attract and retain outstanding executives. The program also seeks to emphasize variable compensation. The 2002 executive compensation program was based on the following principles:

  •
  Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

  •
  Annual incentive awards are dependent upon the Company's performance against established target levels and its financial performance relative to its peers.

  •
  Long-term compensation links officers' rewards directly to the return realized by BellSouth shareholders. It includes stock options, which reward stock price appreciation, and performance shares, which are based on BellSouth's Total Shareholder Return ("TSR") relative to its peer group's TSR. TSR is measured by adding the amount of appreciation in the Company's stock price to the amount of dividends paid to shareholders.

The Committee retains independent outside consultants to regularly review the Company's executive compensation program in order to ensure it is consistent with our philosophy and principles and to validate the results obtained from external market surveys. The Committee has sole authority to retain, terminate and approve the fees of the consultants. The Committee met with its consultants several times during the year to seek advice regarding the compensation of the Company's executive officers.

The 2002 executive compensation program and a specific discussion regarding the compensation of the Chief Executive Officer are described in detail below. The tables included elsewhere in this Proxy Statement reflect the results of the philosophy and principles discussed below.

Stock Ownership Guidelines

In keeping with its belief that tying the financial interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of incentive stock options are made to those who exceed the targets. In 2002, the Company awarded an aggregate of 84,740 incentive stock options to thirty-one officers who exceeded their stock ownership targets.

Base Salary

BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of telecommunications and technology companies, independent outside consultants and proxy materials of comparable companies. The Committee reviewed the market competitiveness of each individual salary and the Chief Executive Officer's recommendations regarding individual pay treatment and approved individual salary levels for the Company's officers.

Annual Incentive Awards

The BellSouth Corporation Officer Short Term Incentive Award Plan (the "Incentive Award Plan"), which was approved by the Company's shareholders in 1996, is designed to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short-term award to eligible officers unless the Company has positive consolidated earnings, as defined in the Plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer. The structure of the plan is reviewed annually by an independent outside consultant.

The Incentive Award Plan is intended to place a significant part of each executive's annual compensation at risk. An executive's annual incentive award for a particular year is based on the Company's or business unit's performance for that year (measured by revenue growth, net income, customer satisfaction, and other factors), and the executive's individual achievement of personal commitments. The Committee approves performance objectives for executives at the beginning of each year. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. In addition, the officer's award can be adjusted by the Committee based upon a comparison of the financial performance of the Company or business unit with the financial performance of the peer group of companies.

The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "2002 Compensation for the Chief Executive Officer."

Long Term Incentive Program

BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The Committee's intention is to incent the Company's officers to make the prudent business decisions necessary to secure a strong foothold for BellSouth in the competitive telecommunications marketplace.

Awards in 2002:    This philosophy is put into effect by basing the Company's long term incentive plans on the performance of BellSouth stock. First, under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price as of the date of grant. The Company does not issue options at less than fair market value on the date of grant, and the officer receives value from the options only if the stock price has appreciated as of the date of exercise. Second, in 2002, the Committee granted performance shares to each officer. Performance shares are tied to the achievement of certain minimum TSR performance levels relative to a peer group of telecommunications companies over a three-year performance period.

In determining the number of stock options and performance shares granted to each officer for 2002, the Committee applied an annual grant level percentage against each individual officer's base salary. This percentage was comparable to and designed to be competitive with the grant practices of high-performing companies and other large technology companies, as determined by examining external surveys, data from proxy statements and recommendations by independent outside consultants. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The number of performance shares awarded was determined by using the average of the closing prices of a share of BellSouth common stock during the month of January 2002.

The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

2002 Compensation for the Chief Executive Officer

Evaluation Procedure:    The Executive Nominating, Compensation and Human Resources Committee has developed, with the approval of the full Board of Directors, a procedure for evaluating the Chief Executive Officer's performance. The Committee annually reviews the Chief Executive Officer's accomplishments and develops an evaluation of the Chief Executive Officer. The full Board of Directors discusses the results of the evaluation and the Committee Chair reviews the results with the Chief Executive Officer. In determining the Chief Executive Officer's compensation for 2002, the Committee recognized that Company results have been impacted over the 2001 and 2002 time period by a number of external factors. These include general economic weakness, difficult conditions in the telecommunications industry and a challenging regulatory environment contributing to significant overcapacity in the industry. The Committee believes the Chief Executive Officer has done an excellent job of guiding the Company through virtually unprecedented adverse industry conditions, and considered those factors in setting Mr. Ackerman's compensation levels.

2002 Base Salary:    In determining Mr. Ackerman's 2002 base salary, the Committee reviewed the Chief Executive Officer's major accomplishments and developed an evaluation of his performance. It also engaged the services of an independent outside consultant to review reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Based upon this evaluation and its review of relevant market data, effective March 1, 2002, the Committee set the Chief Executive Officer's salary at a level that resulted in the amount shown in the Summary Compensation Table on page 26.

2002 Short Term Incentive Award:    In determining the Chief Executive Officer's short term incentive award for 2002 performance, the Committee applied the evaluation procedure discussed above. In early 2003, the Committee conducted a review of Mr. Ackerman's accomplishments for 2002 and concluded that, under Mr. Ackerman's leadership, BellSouth continued to achieve its overall business goals in accordance with its corporate strategies despite the fact that financial results have been impacted as discussed above. Based on these factors, the Committee exercised its judgment and awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 26.

2002 Long Term Incentive Award:    The Committee approved grants of stock options to Mr. Ackerman as shown in the Option / SAR Grants in 2002 Table on page 28. The number of options granted was determined by using the same procedure as is described for the executive officers in "Long Term Incentive Program—Awards in 2002," on page 17. Mr. Ackerman was also granted performance shares as shown in the Long Term Incentive Plan Awards in 2002 Table on page 29. The number of performance shares awarded was determined in the same manner as discussed in "Long Term Incentive Program—Awards in 2002," on page 17.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

The Committee is responsible for addressing issues raised by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). This Section limits the Company's tax deduction for compensation paid to certain executive officers that does not qualify as "performance-based" to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee continues to carefully consider the impact of this rule and has taken several steps that are designed to comply with its provisions and to maximize the corporate tax deduction for performance-based compensation. First, it adopted the BellSouth Corporation Stock Plan, which was approved by the Company's shareholders in 1995 and amended by the shareholders in 2000. This plan establishes performance criteria that are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1 million limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan, which was approved by the Company's shareholders in 1996. Awards made under this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1 million limitation. However, the Committee believes that in some instances it may be necessary to forsake a tax deduction in order to continue to attract and retain qualified executives.

Joseph M. Magliochetti (Chair)
J. Hyatt Brown
James P. Kelly
Leo F. Mullin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Nominating, Compensation and Human Resources Committee consists of Messrs. Magliochetti (Chair), Brown, Kelly and Mullin. None of the members of the Executive Nominating, Compensation and Human Resources Committee is a former or current officer or employee of the Company or any of its subsidiaries.

DIRECTOR COMPENSATION

Fees and Other Compensation

The only member of BellSouth's Board of Directors who is an employee of the Company is Duane Ackerman, Chairman of the Board and Chief Executive Officer. Mr. Ackerman receives no compensation for serving as Chairman of the Board. During 2002, the other directors received the following:

Annual retainer	$30,000	(50% paid in BellSouth stock)
Attendance fee for each Board meeting	$1,800
Attendance fee for each committee meeting	$1,500
Annual retainer for each committee chaired	$5,000	(50% paid in BellSouth stock)
Annual grant of BellSouth stock	800	Shares
Annual grant of BellSouth stock options	4,000	stock options

Each nonemployee director receives an annual grant of nonqualified stock options to purchase 4,000 shares of BellSouth stock, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 2002, the per share grant price for the options awarded to the eleven eligible nonemployee directors was $30.725.

Directors may defer all or a portion of their retainers and fees under the Directors' Compensation Deferral Plan. Nonemployee directors also are provided certain telecommunications services, death benefits and, while on BellSouth business, travel accident insurance. In 2002, the cost of such benefits was approximately $1,500 per director.

Stock Ownership Incentives

To further link director and shareholder interests, BellSouth provides awards to each nonemployee director who owns BellSouth stock valued at least five times the amount of the annual retainer for Board members. The director receives one additional nonqualified stock option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 4,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The options become exercisable one year after the grant date.

The following directors received grants of additional options at a per share grant price of $30.725 in 2002:

Reuben V. Anderson, 1,119 options;
James H. Blanchard, 1,620 options;
J. Hyatt Brown, 4,000 options;
Armando M. Codina, 4,000 options;
Kathleen F. Feldstein, 1,089 options;
James P. Kelly, 999 options;
Joseph M. Magliochetti, 279 options;
Leo F. Mullin, 732 options;
Eugene F. Murphy, 3,519 options;
Robin B. Smith, 1,094 options; and
William S. Stavropoulos, 1,087 options.

The director realizes value from the stock options only when exercised, and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

Nonemployee Directors' Charitable Contribution Program

The Nonemployee Directors' Charitable Contribution Program has been terminated with respect to new members of the Board; however, contributions will continue to be made on behalf of the five directors who were members of the Board prior to January 1997. This program was designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. The program provided that BellSouth would make a contribution to educational or cultural organization(s) designated by the director. Directors had to have five years of service on the Board or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of $1 million, payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth beneficial ownership of shares of BellSouth common stock by each director, by each executive officer named in the Summary Compensation Table on page 26, by all directors and executive officers as a group, and by the only person or entity known to BellSouth to beneficially own more than 5% of the outstanding shares of our common stock as of February 4, 2003 (or such other date as provided below).

	Beneficial Ownership as of February 4, 2003
Name	Current Beneficial Holdings	Shares Subject To Options(A)	Shares and Stock Units Held Under Deferral Plans(B)	Total	Percent of Shares Beneficially Owned

F. Duane Ackerman	183,933	3,194,391	104,872	3,483,196	*

Reuben V. Anderson	2,000	34,302	12,687	48,989	*

James H. Blanchard	15,688	47,153	25,799	88,640	*

J. Hyatt Brown	79,686	32,000	13,069	124,755	*

Armando M. Codina	59,041	31,773	23,074	113,888	*

Francis A. Dramis, Jr.	107,129	378,754	0	485,883	*

Ronald M. Dykes	108,791	806,004	32,730	947,525	*

Kathleen F. Feldstein	2,000	13,203	10,712	25,915	*

Gary D. Forsee	211,144	588,100	3,041	802,285	*

James P. Kelly	2,000	8,048	7,618	17,666	*

Joseph M. Magliochetti	1,500	8,000	5,378	14,878	*

Charles R. Morgan	3,225	362,300	8,029	373,554	*

Leo F. Mullin	16,484	25,304	9,305	51,093	*

Eugene F. Murphy	14,000	12,000	6,550	32,550	*

Robin B. Smith	4,000	30,251	10,824	45,075	*

William S. Stavropoulos	6,400	20,554	12,534	39,488	*

Directors and Executive Officers as a group (19 persons)	975,697	6,274,243	314,726	7,564,666	*

FMR Corp.(C)	108,997,843	n/a	n/a	108,997,843	5.865

(A)
Represents shares that may be acquired currently or within 60 days after February 4, 2003 through the exercise of stock options. The exercise price of options is the market price of BellSouth stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

(B)
Represents shares of BellSouth stock, phantom stock units and units representing accrued dividends, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.

(C)
FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109. Based on Amendment No. 1 to Schedule 13G filed February 14, 2003, in which FMR Corp. and certain affiliates reported that, as of December 31, 2002, FMR Corp. and certain affiliates had sole voting power over 6,897,683 of such shares, shared voting power over none of such shares and sole dispositive power over all 108,997,843 of such shares.

*
Indicates less than 1%

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

The following nominees have been selected by the Committee on Directors and Corporate Governance and approved by the Board for submission to the shareholders: J. Hyatt Brown, James P. Kelly, Eugene F. Murphy, Robin B. Smith, and William S. Stavropoulos, each to serve a three-year term expiring at the Annual Meeting in the year 2006. Information on each of the nominees can be found on pages 7 and 8.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the Committee on Directors and Corporate Governance. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.

Your Board of Directors Recommends a Vote
"FOR" the Above Nominees

Proposal 2: Ratification of Appointment of Independent Accountant

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as the independent accountant to audit the accounts of BellSouth and its subsidiaries for the year 2003. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, have audited the accounts and records of BellSouth and its subsidiaries since 1984. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire. They also will be available to answer questions.

Your Board of Directors Recommends a Vote
"FOR" Proposal 2

Shareholder Proposal

The following shareholder proposal may be presented for a vote at the Annual Meeting. The proposal is printed exactly as the shareholder submitted it. Spaces are provided on the accompanying proxy card to vote FOR, AGAINST, or ABSTAIN with respect to the proposal.

Proposal 3: Shareholder proposal requesting stock options to be indexed to the performance of an industry peer group

The Company has been notified that a representative of the Sheet Metal Workers' National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, VA 22314-2075, beneficial owner of approximately 60,000 shares of BellSouth common stock on November 7, 2002, intends to submit the following proposal for consideration at the 2003 Annual Meeting:

Indexed Options Proposal

Resolved, that the shareholders of BellSouth (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

Statement of Support:    As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare five-year stock price performance.

Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Board of Directors' Recommendation:

The Board of Directors recommends that you vote "AGAINST" this proposal for the following reasons:

The Executive Nominating, Compensation and Human Resources Committee of the Company's Board of Directors, which is composed entirely of independent, non-employee directors, has responsibility for the oversight and administration of the Company's executive compensation program. The Committee seeks to ensure that the total compensation package offered by the Company is competitive with comparable companies with whom we compete for executive talent. The Committee makes use of independent outside consultants to regularly review the Company's executive compensation program in order to ensure that it is consistent with our executive compensation philosophy and principles and to validate the results obtained from external market surveys. The Committee's Report on Executive Compensation, which explains the Committee's philosophy of executive compensation, is set forth on page 16 of this Proxy Statement.

We believe that the Company's current executive compensation program is appropriate for the Company and, in fact, incorporates significant elements of the Proposal. The Company's long term incentive program has two components. The first component is an annual grant of stock options. The options have an exercise price equal to the market price on the date of the grant and the officers receive value from the options only if the stock price has appreciated as of the date of exercise. The second component is a grant of performance shares. The performance shares are tied to the Company's achievement of Total Shareholder Return objectives in comparison to the Company's peer group, similar to the indexing requested by the Proposal. Under the Company's compensation program, an officer's compensation is therefore directly dependent on the performance of the Company's common stock, both in absolute terms and in comparison to the peer group. We believe that the combination of these two types of incentive compensation provide appropriate incentives to our executives and position us to best compete for executive talent. Most companies with which we compete for executive talent offer stock option programs that, like the Company's, grant stock options with an exercise price equal to the stock's market price on the date of the grant. Therefore, we do not believe that it would be appropriate to provide only performance shares to our executives and believe that to do so would put the Company at a competitive disadvantage in attracting and retaining the most qualified executives.

For The Reasons Set Forth Above, Your Board of Directors
Believes The Proposal Is Unnecessary, And Recommends A Vote "AGAINST" Proposal 3

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

SUMMARY COMPENSATION TABLE
($000)

		Annual Compensation						Long Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary ($)(A)		Bonus ($)(B)		Other Annual Compen- sation ($)(C)		Restricted Stock Awards ($)(D)		Securities Underlying Options/SARs (#)	LTIP Payouts ($)(E)		All Other Compensation ($)(F)

F. Duane Ackerman Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$ $ $	1,327.9 1,300.0 1,200.0	$ $ $	991.3 1,702.0 2,200.0	$ $ $	134.3 52.0 54.6	$ $ $	0.0 0.0 0.0	915,154 631,083 643,063	$ $ $	0.0 0.0 1,445.2	$ $ $	228.5 221.7 211.4

Gary D. Forsee Vice Chairman— Domestic Operations	2002 2001 2000	$ $ $	713.5 610.0 575.0	$ $	*(G 807.5 927.5)	$ $ $	104.3 33.5 33.9	$ $ $	0.0 0.0 4,181.3	360,354 228,683 232,363	$ $ $	0.0 0.0 259.8	$ $ $	80.2 96.7 110.1

Ronald M. Dykes Chief Financial Officer	2002 2001 2000	$ $ $	620.2 610.0 575.0	$ $ $	518.1 655.5 805.0	$ $ $	17.4 34.0 18.2	$ $ $	0.0 0.0 4,450.0	270,254 228,683 278,463	$ $ $	0.0 0.0 375.4	$ $ $	92.0 98.7 93.6

Francis A. Dramis, Jr. Chief Information, E-Commerce and Security Officer	2002 2001 2000	$ $ $	557.3 550.0 500.0	$ $ $	430.0 546.5 701.5	$ $ $	26.4 30.4 31.9	$ $ $	0.0 0.0 4,181.3	232,954 186,900 240,400	$ $ $	0.0 0.0 0.0	$ $ $	50.0 76.7 87.9

Charles R. Morgan General Counsel	2002 2001 2000	$ $ $	480.8 466.6 432.0	$ $ $	300.0 361.5 448.0	$ $ $	24.4 32.8 31.8	$ $ $	0.0 0.0 0.0	191,100 106,200 115,400	$ $ $	0.0 0.0 350.3	$ $ $	44.3 48.5 72.9

(A)
The amounts reported for 2002 for the five named executive officers reflect salary reductions of $26.3, $14.5, $12.3, $11.0 and $9.5, respectively, for unpaid furloughs, i.e., voluntary time off without pay, taken during 2002.

(B)
These amounts were earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The amounts reported for Mr. Forsee include special bonuses of $200.0 for 2001 and $125.0 for 2000 as part of his employment offer.

(C)
The amount reported for Mr. Ackerman in 2002 includes $73.2 for tax "gross ups" and $25.2 for personal use of Company aircraft. The Board of Directors requires that Mr. Ackerman use Company aircraft for all travel. The amount reported for Mr. Forsee in 2002 includes $51.3 for tax "gross ups," $31.0 for financial counseling services and $19.2 for personal use of Company automobile and automobile allowance. The amounts shown for Messrs. Ackerman and Forsee for 2001 and 2000, and the amounts shown for Messrs. Dykes, Dramis, and Morgan, represent tax "gross ups."

(D)
This item shows the grant date value of restricted stock awards. At December 31, 2002, the aggregate number and value of all restricted shares held by each named executive officer who held restricted shares were as follows:

	Number of Shares	Value at December 31, 2002
F. Duane Ackerman	121,952	$3,154.9
Gary D. Forsee	102,000	$2,638.7
Ronald M. Dykes	100,000	$2,587.0
Francis A. Dramis, Jr.	100,000	$2,587.0

  These values are based on the closing price of $25.87 of BellSouth common stock on the New York Stock Exchange on December 31, 2002. Dividends are paid on all restricted shares at the same rate as the dividend rate received by all shareholders.

(E)
The amounts reported for 2000 were earned under the Shareholder Return Cash Program ("SRCP") for the three-year performance period beginning in 1998, and represent the final payment under this plan, which was terminated in 2000.

(F)
Included in this category for 2002 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $110.9, $1.5, $39.8, $0.0 and $0.0, respectively; (b) Company matching contributions to certain employee benefit plans, $12.5, $11.9, $11.4, $12.0 and $11.8, respectively; (c) benefits substantially equal to Company matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $48.5, $23.8, $18.3, $15.0 and $11.8, respectively; (d) value of life insurance premiums paid by the Company, $38.9, $21.0, $13.0, $23.0 and $20.7, respectively; and (e) value of benefits from premiums paid by the Company for split-dollar life insurance, $17.7, $0.0, $9.5, $0.0 and $0.0, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each split-dollar life insurance premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the split-dollar life insurance policies. The amounts reported for Mr. Forsee include Executive Transfer Plan pay of $22.0 for 2002, $40.3 for 2001 and $51.3 for 2000. The amounts reported for Mr. Dramis include Executive Transfer Plan pay of $23.4 for 2001 and $33.3 for 2000. The amounts reported for Mr. Morgan include Executive Transfer Plan pay of $2.0 for 2001 and $24.7 for 2000.

(G)
Amount not yet determined. See "Legal Proceedings" on page 32.

Stock Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options to the five named executive officers during 2002. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth stock on the date the officer exercises the options exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below; these amounts should not be used to predict stock performance.

OPTION / SAR GRANTS IN 2002

Individual Grants							Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted(#)		% of Total Options/SARs Granted to Employees In Fiscal Year		Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($000)

F. Duane Ackerman	911,900(A	)	4.71%		$39.02	3/1/12	$9,618.7(D)
	3,254(B	)	.02%		$30.73	4/22/12	$ 25.8(E)

Gary D. Forsee	357,100(A 3,254(B	) )	1.84 ..02	% %	$39.02 $30.73	3/1/12 4/22/12	$3,766.7(D) $ 25.8(E)

Ronald M. Dykes	267,000(A 3,254(B	) )	1.38 ..02	% %	$39.02 $30.73	3/1/12 4/22/12	$2,816.3(D) $ 25.8(E)

Francis A. Dramis, Jr.	229,700(A 3,254(B	) )	1.19 ..02	% %	$39.02 $30.73	3/1/12 4/22/12	$2,422.9(D) $ 25.8(E)

Charles R. Morgan	127,400(A 63,700(C	) )	.66 ..33	% %	$39.02 $28.08	3/1/12 11/25/12	$1,343.8(D) $ 404.2(F)

(A)
Under provisions of the BellSouth Corporation Stock Plan, the Board of Directors granted nonqualified stock options to key employees to purchase shares of BellSouth common stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 2002 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted to officers in 2002. All options vest immediately in the event of a change in control.

(B)
Incentive stock options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Executive Nominating, Compensation and Human Resources Committee Report on Executive Compensation" on page 16.

(C)
Special retention nonqualified stock options were granted to certain employees during 2002. These options have exercise prices equal to the fair market value of the stock on the date of the grant, and become exercisable in equal increments on November 25, 2005 and on November 25, 2006.

(D)
This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility of 29%, dividend yield of 1.95%, and a risk-free rate of return of 4.31% based on options being outstanding for a five-year term.

(E)
This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility of 29%, dividend yield of 2.47%, and a risk-free rate of return of 4.50% based on options being outstanding for a five-year term.

(F)
This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility of 29%, dividend yield of 2.85%, and a risk-free rate of return of 3.22% based on options being outstanding for a five-year term.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 2002 and unexercised options/SARs held on December 31, 2002.

AGGREGATED OPTION / SAR EXERCISES IN 2002
AND FISCAL YEAR-END OPTION / SAR VALUES

			Number of Securities Underlying Unexercised Options / SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options / SARs at Fiscal Year-End($000)(A)
	Shares Acquired on Exercise (#)	Value Realized ($000)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

F. Duane Ackerman	107,676	$2,910.4	2,553,291	3,260,735	$6,233.1	$0.0

Gary D. Forsee	0	$0.0	357,700	863,700	$0.0	$0.0

Ronald M. Dykes	0	$0.0	529,504	769,700	$760.4	$0.0

Francis A. Dramis, Jr.	0	$0.0	138,354	657,000	$0.0	$0.0

Charles R. Morgan	0	$0.0	246,900	412,700	$0.0	$0.0

(A)
Based on the average of the high and low price of $25.97 of BellSouth common stock on the New York Stock Exchange on December 31, 2002.

Long Term Incentive Plan Awards in 2002

The following table provides information concerning awards of performance shares made to the named executive officers during 2002 under the BellSouth Corporation Stock Plan. The determination of the actual number of performance shares earned is based on BellSouth's annualized Total Shareholder Return ("TSR") over a three-year performance period in comparison to the TSR of a peer group of telecommunications companies. The actual number of performance shares that can be earned ranges from 0% to 150% of a participant's performance share award. For each performance share earned, participants receive a cash payment equal to the average fair market value of a share of BellSouth stock for the last five trading days preceding, and the first five trading days following, the last day of the performance period. This cash payment is made in two equal installments: the first installment is paid after the end of the performance period, and the second installment is paid six months later. In addition, after the end of the performance period, participants receive a cash payment equal to the amount of cash dividends paid on one share of BellSouth stock during the performance period multiplied by the number of performance shares earned.

LONG TERM INCENTIVE PLAN AWARDS IN 2002

Name	Number of Shares, Units or Other Rights (#)(A)	Performance or Other Period Until Maturation or Payout

F. Duane Ackerman	96,650	2002-2004

Gary D. Forsee	37,850	2002-2004

Ronald M. Dykes	28,300	2002-2004

Francis A. Dramis, Jr.	24,350	2002-2004

Charles R. Morgan	13,500	2002-2004

(A)
The actual number of performance shares that can be earned ranges from 0% to 150% of the performance share award.

Pension and Other Retirement Benefits

The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits in excess of amounts permitted by certain Internal Revenue Code provisions on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the SERP, by an average Social Security Primary Insurance Benefit determined annually to be payable at age sixty-five.

PENSION PLAN TABLE
($000)

	Years of Service
Remuneration	5	10	15	20	25	30	35	40

$ 800	$58.9	$138.9	$218.9	$298.9	$358.9	$418.9	$458.9	$498.9

1,000	78.9	178.9	278.9	378.9	453.9	528.9	578.9	628.9

1,200	98.9	218.9	338.9	458.9	548.9	638.9	698.9	758.9

1,300	108.9	238.9	368.9	498.9	596.4	693.9	758.9	823.9

2,000	178.9	378.9	578.9	778.9	928.9	1,078.9	1,178.9	1,278.9

2,800	258.9	538.9	818.9	1,098.9	1,308.9	1,518.9	1,658.9	1,798.9

3,100	288.9	598.9	908.9	1,218.9	1,451.4	1,683.9	1,838.9	1,993.9

3,200	298.9	618.9	938.9	1,258.9	1,498.9	1,738.9	1,898.9	2,058.9

Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 26. In addition, the number of whole years of credited service attained in 2002 is presented.

Name	Covered Compensation ($000)	Years of Service (#)

F. Duane Ackerman	$3,104.0	38

Gary D. Forsee	$1,304.8	3

Ronald M. Dykes	$1,200.8	31

Francis A. Dramis, Jr.	$1,007.5	4

Charles R. Morgan	$793.8	4

Executive Employment Agreements and Other Retirement and Change In Control Arrangements

Agreement with Chief Executive Officer:    Upon Mr. Ackerman's election to the positions of Chairman of the Board, President and Chief Executive Officer, the Company entered into a retirement agreement with him, which became effective November 23, 1998. The agreement is designed to incent Mr. Ackerman to remain with the Company beyond the age of sixty and to link compensation under the agreement to the Company's performance.

Pursuant to the retirement agreement, Mr. Ackerman was awarded 152,440 shares of restricted stock and 1,348,918 nonqualified stock options. These shares of restricted stock will vest and these options will become exercisable over a period of five years, beginning with a 20% increment on Mr. Ackerman's sixtieth birthday, followed by subsequent 20% increments on his sixty-first, sixty- second, sixty-third and sixty-fourth birthdays, provided he remains employed by the Company.

Upon Mr. Ackerman's retirement on or after his sixty-fifth birthday (or on or after his sixtieth birthday, with the consent of the Board of Directors), he would be entitled to an enhanced nonqualified pension benefit for life, and certain perquisites (e.g., financial counseling for seven years and office space for life). Upon such retirement, all restricted stock would become fully vested and all options would become fully exercisable.

The agreement provides for a severance payment to Mr. Ackerman in the event his employment is terminated by the Company (other than for cause) prior to his sixty-fifth birthday. The amount of such payment would be equal to two times his annual base pay in effect at the termination date plus two times his standard bonus for the year of termination. Mr. Ackerman would receive a bonus for the year of such termination in an amount no less than his standard bonus. In addition, all restricted stock would become fully vested and all options would become fully exercisable.

Finally, the agreement provides that, in the event Mr. Ackerman dies or becomes disabled while still employed by the Company, he or his estate will be paid an amount equal to two times his base pay for the year in which such event occurs, plus two times his standard bonus for such year. If such event occurs after Mr. Ackerman's sixtieth birthday, all restricted stock would become fully vested and all options would become fully exercisable.

Special Executive Agreements:    As part of its continuing efforts to retain and motivate its executive talent, during 2000, the Company entered into special agreements with Messrs. Dykes, Forsee, and Dramis. Mr. Dykes' agreement has subsequently been modified, as described below. Mr. Forsee's and Mr. Dramis' agreements each provide for a special grant of 100,000 shares of restricted stock that will vest over a period of five years, with one third of the shares vesting at the end of each of the third, fourth and fifth years after grant. The agreements also provide for an enhanced pension under the BellSouth Supplemental Executive Retirement Plan ("SERP") provided the executive remains an employee of BellSouth at least until the earlier of age fifty-eight or ten additional years of service. The agreements also provide for a separation payment of two times base pay for the year in which the separation occurs plus two times standard bonus for the year of separation, if the Company initiates termination other than for cause, or if the executive initiates termination for good reason (e.g., a constructive discharge). If such separation occurs prior to the executive becoming retirement eligible, the executive will also receive a cash payment to offset a portion of the value of his unvested options and will be treated under SERP, deferred compensation, and life insurance programs as if he had been retirement eligible. Each agreement contains provisions prohibiting competition with BellSouth and solicitation of BellSouth employees for a period of time following separation.

During 2001, the Company modified its agreement with Mr. Dykes to provide additional incentives for Mr. Dykes to continue his employment with the Company through June 2004 and additional protection against loss of his benefits during that period. As provided in Mr. Dykes' original agreement, Mr. Dykes was granted 100,000 shares of restricted stock that will vest over a period of five years, with one third of the shares vesting at the end of each of the third, fourth and fifth years after grant. Under the revised agreement, if Mr. Dykes voluntarily retires before December 31, 2003, he will not receive any special benefits. If he is terminated other than for cause, or if he initiates termination for good reason before December 31, 2003, he will receive a separation payment of two times base pay for the year in which the separation occurs plus two times his standard bonus for the year of separation. If Mr. Dykes remains with the Company through December 31, 2003, the unvested restricted shares granted to him in 2000 will fully vest. If he retires on a date selected by the Company between January 2004 and June 2004, he will be entitled to an enhanced pension under SERP and he will receive a separation payment of two times base pay for 2004 plus the standard bonus for that year.

Change In Control Agreements:    The Company has also entered into severance agreements (which are presently effective until January 1, 2006) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Dykes, Forsee, Dramis and Morgan would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus, plus an immediate cash-out of his bonus for the year of termination (equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination). All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain "gross up" payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. A "change in control" is defined for purposes of these agreements as: (1) the acquisition by a party or certain related parties of 20% or more of the Company's voting securities; (2) a turnover in a majority of the Board of Directors in any period of two consecutive years; (3) a merger or similar transaction after which the Company's shareholders hold 70% or less of the voting securities of the surviving entity; (4) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company's total operating revenues or net income; or (5) the liquidation of the Company or sale of substantially all of its assets.

Should any of the named executive officers become entitled to the benefits described in both his agreement discussed above and his change in control severance agreement, non-duplication provisions will prevent him from becoming entitled to benefits under both.

Legal Proceedings

On January 31, 2003, the Company filed litigation against Gary Forsee, the Company's Vice Chairman—Domestic Operations, in Fulton County Superior Court of Georgia. The litigation seeks to enforce the non-compete and confidentiality provisions of Mr. Forsee's contract with BellSouth. The Court found the non-compete provision invalid, but that issue is currently on appeal. The Court ordered arbitration on the confidentiality provision and granted a temporary restraining order preventing Mr. Forsee from accepting employment at Sprint Corporation until at least March 12, 2003. On February 7, 2003, the Company filed suit against Sprint Corporation in the United States District Court for the Northern District of Georgia alleging, among other things, tortious interference with contractual relations, threatened misappropriation of trade secrets and unfair competition.

FIVE-YEAR PERFORMANCE COMPARISON

The following graph compares the cumulative total returns of BellSouth Corporation, the Standard & Poor's 500 Composite Index, and a peer group of other large United States telecommunications companies (Verizon Communications, Inc. and SBC Communications, Inc.) over a five-year period.

GTE Corporation and Bell Atlantic Corporation were part of the peer group for years 1998 through 1999. At the end of the second quarter of 2000, GTE Corporation merged with Bell Atlantic to become Verizon Communications, Inc. Ameritech Corporation was part of the peer group for 1998. During the fourth quarter of 1999, Ameritech merged with and into SBC. The peer group returns were adjusted to reflect these mergers.

In previous years, U S West, Inc. was part of the peer group. At the end of the second quarter of 2000, U S West merged with Qwest Communications International Inc., which is not a member of the peer group. Therefore, U S West has been removed from the peer group.

The graph assumes that $100 was invested on January 1, 1998, with dividends reinvested. Returns are based on end-of-period prices. Peer returns are weighted by market capitalization.

5-Year Cumulative Shareholder Return

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the Company's stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of BellSouth stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, during the year ended December 31, 2002, all such Section 16(a) filing requirements were met, except that Mr. Dykes inadvertently failed to report the disposition of phantom stock units in connection with a distribution from the Company's deferred compensation plan which was subsequently reported on a Form 5.

Shareholder Proposals for the 2004 Proxy Statement

Any shareholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2004 Annual Meeting of Shareholders should submit the proposal in writing to the Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610. The proposal must be received by November 12, 2003 for BellSouth to consider it for inclusion in the Proxy Statement for the 2004 Annual Meeting of Shareholders.

Director Nominees or Other Business for Presentation at the 2004 Annual Meeting

Shareholders who wish to present director nominations for the 2004 Annual Meeting of Shareholders must notify the Corporate Secretary in writing of their intent. Under BellSouth's By-laws this notification must be received by BellSouth between December 29, 2003 and February 11, 2004, and must provide information about the nominee required in the By-laws. A copy of the By-laws can be obtained by writing to the Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610. Alternatively, a copy of the By-laws is available on our website, www.bellsouth.com/corporate_governance. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 2004 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after February 11, 2004. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 11, 2004 provided (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

Other Information

Consolidated financial statements for BellSouth Corporation are included in the 2002 Report to Shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York Stock Exchange in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. A copy of the 2002 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia, 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet at www.bellsouth.com/investor. Click on "SEC Filings."

Solicitation of Proxies

BellSouth will pay the cost of soliciting proxies. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, at an estimated cost of $25,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies on behalf of the Company.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

Rebecca M. Dunn
Senior Vice President—Corporate Compliance and Corporate Secretary
Dated: March 12, 2003

Exhibit A

BELLSOUTH BOARD OF DIRECTORS

AUDIT COMMITTEE

CHARTER

The Audit Committee shall be appointed by the Board of Directors and shall meet the size, independence and experience requirements of applicable statutes and regulations and the New York Stock Exchange Listing Standards as may be in effect from time to time. The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and the investment community with respect to its oversight of:

  •
  The quality and integrity of the Company's financial reporting;

  •
  The Company's system of internal controls;

  •
  The performance of the Company's internal audit staff;

  •
  The independent accountant's qualifications, independence and performance; and

  •
  The Company's system of compliance and business conduct.

In meeting its responsibilities, the Audit Committee shall:

I. General

  •
  Meet in conjunction with each regularly scheduled meeting of the Board of Directors, or more frequently as circumstances require.

  •
  Review and assess the Committee's activities and the adequacy of this charter, on an annual basis, to ensure it is meeting its responsibilities to the Board of Directors. Perform an annual performance evaluation.

  •
  Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

  •
  Request and review such reports and receive such assistance from management as it may from time to time require in carrying out its assigned responsibilities.

  •
  Engage independent counsel and other advisors as it determines is necessary to carry out its duties and conduct or authorize investigations into any matters within its scope of responsibilities. The Company shall provide appropriate funding for such advisors as determined by the Committee.

  •
  Prepare and approve for inclusion in the Company's annual proxy statement the Audit Committee report required by the rules of the Securities and Exchange Commission.

  •
  Undertake from time to time such additional activities within the scope of the Committee's primary functions, as the Committee deems appropriate.

II. Quality and Integrity of Financial Reporting

  •
  Provide oversight of the financial reporting process, which shall include the following:

-->	Review management's process for ensuring the quality and integrity of the financial reports.
-->	Review the Company's critical accounting policies and reporting controls and procedures.

-->	Review with management and the independent accountant the Company's interim and annual financial statements, MD&A, footnotes, and other associated required communications.
-->
Review with management and the independent accountant at the completion of the annual audit the independent accountant's audit of the financial statements and report thereon, any serious difficulties or disputes with management encountered during the course of the audit, and other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.
-->	Review with management press releases related to the Company's financials.

III. System of Internal Controls

  •
  Review with management, the independent accountant and the Chief Corporate Auditor the quality and adequacy of internal controls that could significantly affect the Company's financial statements.

  •
  Review with management, the independent accountant and the Chief Corporate Auditor issues related to the system of internal controls, including significant audit findings and recommendations, together with management's response.

IV. Performance of Internal Audit

  •
  Review with management and the Chief Corporate Auditor the charter, plans, activities, staffing and organizational structure of the internal audit function.

  •
  Review the effectiveness of the internal audit function, including compliance with professional standards.

  •
  Review with the Chief Corporate Auditor and the independent accountant the completeness of coverage of key business controls and risk areas, including the effective use of audit resources and scope of the audit plan.

  •
  Periodically, at least quarterly, meet separately with the Chief Corporate Auditor to cover any matters that should be discussed in private. Meet separately with members of management when necessary.

V. Independent Accountant Qualifications, Independence and Performance

  •
  Ensure the independence of the independent accountant by reviewing and discussing with the Board of Directors, if necessary, any relationships between the independent accountant and the Company, or any other relationship that may adversely affect the accountant's independence.

  •
  Appoint, and/or dismiss, approve the compensation, and provide oversight of the work of the independent accountant employed by the Company for the purpose of preparing or issuing the Company's annual audit report or related work.

  •
  Review the scope and approach of the annual audit with the independent accountant.

  •
  Pre-approve all auditing services and allowable non-audit services provided to the Company by the independent accountant. The Committee may delegate the authority to grant pre-approval of auditing or allowable non-audit services to one or more members of the Committee. Each pre-approval decision pursuant to this delegation will be presented to the full Committee at its next scheduled meeting for ratification.

  •
  Consider reports from the Company's independent accountant on:

-->	The Company's critical accounting policies and practices;
-->
All alternative treatments of financial information permitted within generally accepted accounting principles related to material items that have been discussed with management, the ramifications of the use of such treatments and the treatment preferred by the firm;
-->	All other material written communications between the firm and management; and
-->	All other required communications.
  •
  Review with the independent accountant and management any disagreement with the Company's annual reporting and ensure resolution.

  •
  Periodically, at least quarterly, meet separately with the independent accountant to cover any matters that should be discussed in private.

VI. System of Compliance and Business Conduct

  •
  Review with the Company's general counsel and others any legal, tax, or regulatory matters that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators. Review the Company's process for communicating a code of ethical conduct.

  •
  Establish procedures for:

-->	The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and
-->	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
  •
  Review transactions with the Company in which Directors or officers of the Company have an interest.

  •
  Provide oversight of the process of administering the political action committees and review reports on the status and results of such committees.

The Audit Committee serves in an oversight capacity and as such does not determine or provide opinions on the completeness, accuracy, or adherence to generally accepted accounting principles of the Company's financial statements.

As amended effective February 24, 2003.

BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, GA 30309-3610
www.bellsouth.com/investor

Printed on Recycled Paper

Please mark your votes as indicated in this example	X

Directors' Proposals—Directors recommend a vote "FOR"										Shareholder Proposal—Directors recommend a vote "AGAINST"

		For	Withhold Authority	For All Except			For	Against	Abstain			For	Against	Abstain
1.	Elect all Director Nominees:	☐	☐	☐	2.	Ratification of Independent Accountant	☐	☐	☐	3.	Shareholder Proposal re: Indexing Stock Options	☐	☐	☐
(01) J. Hyatt Brown, (02) James P. Kelly, (03) Eugene F. Murphy, (04) Robin B. Smith, (05) William S. Stavropoulos
*Exceptions:

To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter name(s) of the exception(s) in the space provided.

										I consent to access future Annual Reports and Proxy Statements electronically via the Internet.				☐
										Discontinue mailing to me the Annual Report to Shareholders.				☐
For an address change, please call 1-800-631-6001.
	Signature(s)											Date
NOTE: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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BellSouth Annual Meeting Admission Card

PROXY/ VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the BellSouth Annual Meeting of Shareholders to be held on April 28, 2003.

The undersigned hereby appoints Armando M. Codina, Joseph M. Magliochetti, and Leo F. Mullin, and each of them, proxies with full power of substitution, to vote all shares of BellSouth common stock of the undersigned at the Annual Meeting of Shareholders and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other matters listed on the reverse side of this card, and at their discretion on any other matter that may properly come before the meeting.

This card provides voting instructions for all shares registered in your name. For employees of BellSouth, it also provides voting instructions for shares held in the various employee stock purchase and benefit plans.

Your vote is important. If you choose to vote by mail, please sign and date on the reverse and return promptly in the enclosed envelope; or mail to BellSouth Corporation, P.O. Box 3504, South Hackensack, NJ 07606-9204.

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Detach here from proxy voting card.

Annual Meeting of BellSouth Shareholders Monday April 28, 2003 9:00 a.m. eastern time

DIRECTIONS TO THE COBB GALLERIA CENTER, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

Northbound on I-75: Take exit 259B (I-285 Westbound); take Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41 exit. Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Southbound on I-75: Take exit 259 (I-285 Westbound); take the Cobb Pkwy./U.S. Hwy. 41 exit. Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Westbound on I-285: Take exit 14 (Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41). Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Eastbound on I-285: Take exit 19 (Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.

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TABLE OF CONTENTS
NOTICE OF BELLSOUTH'S 2003 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
BellSouth Answers Your Voting and Annual Meeting Questions
CORPORATE GOVERNANCE MATTERS
THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE PHILOSOPHY
COMMITTEES OF THE BOARD
INDEPENDENT DIRECTORS
BOARD AND COMMITTEE MEETINGS
AUDIT COMMITTEE REPORT
EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON STOCK
MATTERS TO BE VOTED ON
EXECUTIVE COMPENSATION
OPTION / SAR GRANTS IN 2002
FIVE-YEAR PERFORMANCE COMPARISON
5-Year Cumulative Shareholder Return
GENERAL INFORMATION